Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated October 14, 2021

Relating to Preliminary Prospectus issued October 12, 2021

Registration Statement No. 333-259503

MiNK Therapeutics, Inc.

The information in this free writing prospectus supplements and updates the information contained in the most recent preliminary prospectus, dated October 12, 2021 (the “Preliminary Prospectus”), included in Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-259503), as filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 12, 2021. The most recent amendment to such Registration Statement can be accessed through the following link: https://www.sec.gov/Archives/edgar/data/1840229/000119312521296215/d111280ds1a.htm .

This free writing prospectus should be read together with the Preliminary Prospectus, especially the “Risk Factors” section and the consolidated financial statements and related notes.

Issuer:	MiNK Therapeutics, Inc.

Nasdaq symbol:	INKT

Common stock offered by MiNK Therapeutics, Inc.:	3,333,334 shares

Option to purchase additional shares:	500,000 shares

Common stock outstanding after the offering:	32,587,301 shares (or 33,087,301 shares if the underwriters exercise their option to purchase additional shares in full)

Public offering price:	$12.00

Underwriting discount:	7.0%

Pricing date:	October 14, 2021

Closing date:	On or about October 19, 2021

CUSIP:	603693102

Participation by Agenus Inc.:	Agenus Inc. (“Agenus”) has agreed to purchase 1,400,000 shares of common stock in the offering at the initial public offering price. Following completion of the offering, and giving effect to the conversion of our convertible affiliated note held by Agenus into 5,451,958 shares of common stock, Agenus will own approximately 79.8% of the total number of shares outstanding after the completion of the offering (or 78.6% if the underwriters exercise their option to purchase additional shares in full) based on our shares outstanding as of September 28, 2021.

Underwriters:	Evercore Group L.L.C. and William Blair & Company, L.L.C. are acting as book running managers of the offering and as representatives of the underwriters named in the Preliminary Prospectus.

The Company has filed a registration statement (including the Preliminary Prospectus) with the SEC for the offering to which this communication relates, which was declared effective by the SEC on October 14, 2021. Before you invest, you should read the Preliminary Prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and the offering. You may get these documents and the final prospectus, when available, for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, a copy of the Preliminary Prospectus and the final prospectus, when available, may be obtained from Evercore Group L.L.C., Attention: Equity Capital Markets, 55 East 52nd Street, 35th Floor, New York, New York 10055, or by telephone at (888) 474-0200, or by email at ecm.prospectus@evercore.com and William Blair & Company, L.L.C., Attention: Prospectus Department, 150 North Riverside Plaza, Chicago, Illinois 60606, or by telephone at (800) 621-0687, or by email at prospectus@williamblair.com.